Gordon, Hughes & Banks, LLP
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

5299 DTC Boulevard
Suite 1000
Greenwood Village, CO 80111

303-770-5700
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www.ghbcpa.com

August 30, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by eTotalSource, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of eTotalSource, Inc.'s Form 8-K report dated May 15, 2006. We agree with the statements concerning our Firm in the first paragraph of Item 4.01 of such Form 8-K and make no comment whatsoever regarding the statements made by eTotalSource, Inc. in the other paragraphs of Item 4.01.

Very truly yours,

Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP